EXHIBIT 10

FIFTH AMENDMENT TO THE
LSI INDUSTRIES INC. RETIREMENT PLAN
(Amended and Restated as of February 1, 2006)

This FIFTH AMENDMENT made as of this 20th day of January, 2010, by LSI Industries Inc. (hereinafter referred to as the "Corporation").

W I T N E S S E T H:

WHEREAS, the Corporation maintains the LSI Industries Inc. Retirement Plan amended and restated as of February 1, 2006 (the “Plan”);

WHEREAS, Section 12.1 of the Plan allows the Corporation to modify or amend the Plan in whole or in part; and

WHEREAS, the Corporation desires to amend the Plan (i) to provide full vesting for the Marcole participants because of the closing of that location; (ii) to satisfy the requirements of an interim good faith amendment required by the final Section 415 Regulations published by the Department of Treasury; and (iii) to satisfy the requirements of an interim good faith amendment required by the Pension Protection Act of 2006, as well as certain other changes under the Worker, Retiree, and Employer Recovery Act of 2008, effective as may be specified herein for specific provisions.

The Plan is hereby amended as follows:

1.             Section 6.1 is amended by adding a new paragraph (d) immediately following paragraph (c) to read as follows:

(d)           Marcole Participants Fully Vested.  Effective as of March 1, 2010, all Marcole Employees (as defined in the Adoption Agreement dated as of January 25, 2005) who are Participants on March 1, 2010 and who will have a severance from employment because of the closing of the Marcole location shall have a fully vested and nonforfeitable right to their Annual Employer Contribution Accounts and their Profit Sharing Contribution Accounts.

2.             Section 4.1(d) is amended by adding the following sentence at the end thereof:

With respect to excess contributions made in taxable year 2007, the Plan Administrator must calculate allocable income for the taxable year and also for the gap period (i.e., the period after the close of the taxable year in which the excess contribution occurred and prior to the distribution); provided that the Plan Administrator will calculate and distribute the gap period allocable income only if the Plan Administrator in accordance with the Plan terms otherwise would allocate the gap period allocable income to the Participant’s Account.  With respect to excess contributions made in taxable years after 2007, gap period income may not be distributed.

3.             Section 5.1(a)(1) is amended by adding the following at the end thereof:  “(excluding restorative payments resulting from a fiduciary’s actions for which there is a reasonable risk of liability);”.

4.             Section 5.1(g) is amended by adding the following sentence at the end thereof:

The term includes amounts that are includible in gross income of an Employee under the rules of section 409A or 457(f)(1)(A) of the Code or because the amounts are constructively received by the Employee.  Except as follows, in order to be taken into account for a Limitation Year, Section 415 Compensation must be paid or treated as paid to an Employee prior to the Employee’s severance from employment with the Employer.  Section 415 Compensation described below does not fail to constitute Section 415 Compensation merely because it is paid after the Employee’s severance from employment with the Employer provided it is paid by the later of 2½ months after the severance or the end of the Limitation Year that includes the date of the severance.  Section 415 Compensation is subject to this rule if (A) it is regular compensation for services during the Employee’s regular work hours or for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and (B) the payment would have been paid to the Employee prior to a severance from employment if the Employee had continued in employment with the Employer.

5.             Section 5.2 is amended by adding the following paragraph at the end of the section:

(3)           Excess Annual Additions Corrections.  Effective as of the first Limitation Year commencing on or after July 1, 2007, the correction methods for handling excess Annual Additions specified above no longer apply.  However, similar correction methods may be available under the IRS Employee Plans Compliance Resolution System.

6.    Sections 8.5 and 9.2 are amended effective for Plan Years beginning on or after January 1, 2007 by changing “90” to “180” each time it appears.

7.            Section 9.8(b)(2) is amended to add the phrase “including a Roth IRA described in section 408A of the Code effective for distributions after December 31, 2007” after the phrase “an individual retirement account described in section 408(a) of the Code.”

8.           Section 9.8 is amended by adding a new paragraph (d) immediately following paragraph (c) to read as follows:

(d)           PPA Change for Nonspouse Beneficiary.

This Section 9.8(d) shall apply to distributions made after December 31, 2006.  An individual who is a designated beneficiary of a Participant and who is not the surviving spouse may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an individual retirement plan specified by such beneficiary in a direct rollover.  For purposes of this Section 9.8(d), an individual retirement plan is an individual retirement account described in section 408(a) of the Code or an individual retirement annuity (other than an endowment contract) described in section 408(b) of the Code.  To the extent a beneficiary elects to make such a direct rollover, the individual retirement plan shall be treated as an inherited individual retirement account or individual retirement annuity (within the meaning of section 408(d)(3)(C) of the Code), and section 401(a)(9)(B) of the Code (other than clause (iv) thereof) shall apply to such plan.  For purposes of the direct rollover provisions of this Section 9.8(d), an eligible rollover distribution is any distribution that satisfies all of the requirements of Section 9.8(b) other than the requirement that the distribution be made to a distributee.  For purposes of this Section 9.8(d), to the extent provided in rules prescribed by the Secretary of Treasury, a trust maintained for the benefit of one or more designated beneficiaries shall be treated in the same manner as an individual who is a designated beneficiary of a Participant.

LSI Industries Inc. has signed this Fifth Amendment and otherwise ratifies and approves the Plan in all other respects on the date and year first above written.

LSI INDUSTRIES INC.

By:	/s/ Ronald S. Stowell
Its:	VP, CFO & Treasurer